                                 EMPLOYMENT AGREEMENT



               THIS EMPLOYMENT AGREEMENT ("Agreement") is made and entered into effective as of June 28, 1995, by and between TINSLEY LABORATORIES, INC., a California corporation ("Company"), and ROBERT J. ARONNO, an individual ("Employee").


                                       RECITALS

               A. Employee has been employed by the Company in various capacities for in excess of 25 years and has served as the Company's President and Chief Executive Officer since April 1985.

               B. The Company desires to continue to employ Employee upon the terms and subject to the conditions contained in this Agreement.

               C. Employee desires to continue to be employed by the Company upon the terms and subject to the conditions contained in this Agreement.


                                 TERMS AND CONDITIONS

               NOW, THEREFORE, the parties hereto agree as follows:

               1.      EMPLOYMENT.     The Company hereby agrees to continue to
employ Employee, and Employee hereby agrees to continue to be employed by the Company, upon the terms and subject to the conditions set forth herein. During the initial term of this Agreement and any extension thereof, Employee shall continue to serve the Company as its President and Chief Executive Officer with the same authority regarding the management and supervision of the Company's operations as Employee presently enjoys, subject at all times to the Bylaws of the Company and the direction and control of the Board of Directors of the Company. Employee agrees to continue to perform his duties hereunder as a full-time employee of the Company in an efficient, faithful and businesslike manner and shall continue to conduct himself at all times during the initial term of this Agreement and any extension thereof in a


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manner which does not damage or otherwise adversely reflect upon the Company's business reputation and integrity.

       2.      BASE SALARY.    During the Company's fiscal year ending December
24, 1995, the Company agrees to pay Employee an annual gross base salary equal to $112,500 for the services rendered and to be rendered by Employee hereunder, payable in accordance with the Company's established payroll policy, subject to customary withholding and employment taxes. During the remainder of the initial term of this Agreement and any extension thereof, Employee shall be entitled to receive such annual gross base salary as is approved from time to time by the Company's Board of Directors; provided, however, that such annual gross base salary shall not be less than the annual gross base salary paid to Employee by the Company during its fiscal year ending December 24, 1995.

       3.      TERM AND TERMINATION.

               3.1     TERM    Subject to the provisions of Section 3.2 hereof,
the initial term of this Agreement shall be for a period of approximately three
(3) years commencing as of the date hereof and continuing through and including June 30, 1998. The initial term of this Agreement shall be automatically extended for additional one (1) year periods unless either party gives notice to the other, not less than ninety (90) days prior to the expiration of the initial term of this Agreement or any extension thereof, of his or its intention not to extend, or further extend, this Agreement.

               3.2 TERMINATION OF EMPLOYMENT. The Company may terminate the employment of Employee at any time for Cause (as hereinafter defined), effective upon delivery of written notice of such termination to Employee. Termination for "Cause" shall mean termination because:

                       (i) Employee shall have been repeatedly or habitually intoxicated or under the influence of drugs while on the premises of the Company or while performing any of his duties or obligations hereunder;


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                       (ii)    Employee shall have been convicted of a
                               violation of law involving moral turpitude or a felony;

                       (iii) Employee shall have embezzled any property belonging to the Company or shall have willfully injured the Company or any of the Company's tangible or intangible property;

                       (iv) Employee shall have engaged in other willful misconduct or shall have been grossly negligent in the performance of his duties or obligations hereunder, which other willful misconduct or gross negligence shall have materially adversely affected the business or reputation of the Company; or

                       (v) Employee shall have materially breached any of the provisions of this Agreement, which breach has continued for a period of thirty (30) days after delivery to Employee of written notice from the Company's Board of Directors setting forth in detail the nature and extent of his breach of this Agreement and the actions required to be taken by Employee to cure such breach within such thirty (30) day period.

The employment of Employee and this Agreement shall also terminate automatically upon: (i) the death or permanent disability of Employee; or (ii) Employee retiring, resigning or otherwise voluntarily terminating his employment with the Company. Employee shall endeavor to give the Company at least ninety (90) days' prior written notice of his intent to retire, resign or otherwise voluntarily terminate his employment. For purposes of this Agreement, "permanent disability" shall mean the inability of Employee to perform his duties and obligations under this Agreement due to mental or physical disability for at least twenty (20) hours per week for twelve (12) consecutive months or three


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hundred sixty-five (365) days within any two (2) year period, as certified by a practicing medical doctor satisfactory to the Company. If the employment of Employee is terminated for Cause, if the Employee dies or becomes permanently disabled, or if Employee retires, resigns or otherwise voluntarily terminates his employment, Employer shall not be obligated to make any further payments to Employee, whether base salary, bonus or otherwise, except accrued base salary and accrued vacation pay, if any, and except as specifically set forth in Sections 4 through 6 hereof.

       4. PAYMENT OF BONUSES TO EMPLOYEE. In recognition of Employee's many years of valuable service to and on behalf of the Company and as a further incentive for Employee to continue to exert his best efforts on behalf of the Company, the Company agrees to pay Employee, or Employee's designated beneficiary or beneficiaries in the event of Employee's death prior to the payment of any amounts due hereunder, the following cash bonuses:

               4.1 ANNUAL BONUSES FOR THREE YEARS BASED UPON COMPANY'S STOCK PRICE OR COMPANY'S EPS MULTIPLE.

                       4.1.1 BONUS FOR FIRST YEAR. Subject to the provisions of Section 4.1.4 and 4.2 hereof, the Company agrees to pay Employee, or Employee's designated beneficiary or beneficiaries in the event of Employee's death prior to the payment of such bonus, a bonus equal to 12,500 multiplied by the greater of: (i) the amount, if any, by which the Company's Stock Price (as defined in Section 4.1.5.4 hereof) as of June 30, 1996 exceeds $7.00; or (ii) the amount, if any, by which the Company's EPS Multiple (as defined in Section
4.1.5.3 hereof) for the Company's 12-month fiscal period ending in June 1996 exceeds $4.80. Such bonus, if any, shall be paid on or prior to August 15, 1996.

                       4.1.2   BONUS FOR SECOND YEAR.  Subject to the
provisions of Section 4.1.4 and 4.2 hereof, the Company further agrees to pay Employee, or Employee's designated beneficiary or beneficiaries in the event of Employee's death prior to the payment of such bonus, a bonus equal to 12,500 multiplied by the greater of: (i) the amount, if any, by which the Company's Stock Price as of June 30, 1997 exceeds the higher of the Company's Stock Price as of June 30, 1996 or $7.00; or (ii) the amount, if any, by which the Company's EPS Multiple for the


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Company's 12-month fiscal period ending in June 1997 exceeds the higher of the
Company's EPS Multiple for the Company's 12-month fiscal period ended in June 1996 or $4.80. Such bonus, if any, shall be paid on or prior to August 15, 1997.

                       4.1.3 BONUS FOR THIRD YEAR. Subject to the provisions of Section 4.1.4 and 4.2 hereof, the Company further agrees to pay Employee, or Employee's designated beneficiary or beneficiaries in the event of Employee's death prior to the payment of such bonus, a bonus equal to 12,500 multiplied by the greater of: (i) the amount, if any, by which the Company's Stock Price as of June 30, 1998 exceeds the highest of the Company's Stock Price as of June 30, 1997, the Company's Stock Price as of June 30, 1996 or $7.00; or (ii) the amount, if any, by which the Company's EPS Multiple for the Company's 12-month fiscal period ending in June 1998 exceeds the highest of the Company's EPS Multiple for the Company's 12-month fiscal period ended in June 1997, the Company's EPS Multiple for the Company's 12-month fiscal period ended in June 1996 or $4.80. Such bonus, if any, shall be paid on or prior to August 15, 1998.

                       4.1.4 PRORATED BONUS FOR PARTIAL YEAR. In the event that Employee's employment terminates for any reason other than the Company's termination of Employee for Cause at any time prior to the earlier of June 30, 1998 or the date of closing of the Company's Acquisition (as defined in Section
4.1.5.1 hereof), Employee shall be entitled to receive the annual bonus otherwise provided for in Sections 4.1.1, 4.1.2 or 4.1.3 hereof for the year ending June 30 in question multiplied by a fraction, the numerator of which is the number of full months during such year ending June 30 that Employee remains in the Company's employ pursuant to this Agreement and the denominator of which is twelve (12).

                       4.1.5 DEFINITIONS. For purposes of this Section 4.1, the following words and phrases shall have the following meanings unless the context clearly indicates to the contrary:

                               4.1.5.1    ACQUISITION.  The term
"Acquisition" means the acquisition of the Company's Business or a controlling interest in the Company's Business by a person or persons by means of: (i) a merger or consolidation; (ii) the sale of all, or substantially all, of the operating assets of the


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Company and any Subsidiaries; or (iii) the issuance by the Company and/or transfer by any of the Company's shareholders of any voting securities of the Company or any Subsidiary in any one transaction or series of similar or related transactions.

                               4.1.5.2    COMPANY'S BUSINESS.  The term
"Company's Business" means the business heretofore or hereafter conducted by the Company and any Subsidiaries.

                               4.1.5.3    COMPANY'S EPS MULTIPLE.  The
term "Company's EPS Multiple" means an amount equal to eight (8) times the Company's reported earnings per share for the Company's 12-month fiscal period ending in June of each year in question as determined by the Company's independent certified public accountants in accordance with generally accepted accounting principles and in accordance with all applicable regulations heretofore or hereafter promulgated by the Securities and Exchange Commission.

                               4.1.5.4    COMPANY'S STOCK PRICE.  The term
"Company's Stock Price" means the average of the closing bid prices for shares of the Company's common stock (as presently constituted) in the over-the-counter market, as reported by NASDAQ, for the ten trading days immediately preceding June 30 of each year in question.

                               4.1.5.5    SUBSIDIARY.  The term
"Subsidiary" means any corporation or other entity in which the Company and/or any Subsidiary of the Company owns a majority of the outstanding voting securities or outstanding voting interests.

               4.2 CHANGES IN COMPANY'S CAPITAL STRUCTURE. In the event that shares of the Company's common stock are changed into or exchanged for a different number or kind of shares or other securities of the Company by reason of one or more stock dividends, stock splits, reverse stock splits, combinations of shares, reclassifications, recapitalizations or other reorganizations, the rights of Employee to receive bonuses pursuant to Sections 4.1 and 4.2 hereof shall be appropriately adjusted such that Employee is entitled to receive the same amount of bonuses as Employee would be entitled to receive in the absence of any of such changes in the Company's capital structure.


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       5.      DEFERRED     COMPENSATION   BENEFITS.  In further recognition of
Employee's many years of valuable service to and on behalf of the Company and as a further incentive for Employee to continue to exert his best efforts on behalf of the Company, the Company agrees to pay Employee, or Employee's designated beneficiary or beneficiaries in the event of Employee's death prior to the payment of all amounts due hereunder, an aggregate of $500,000 in deferred compensation benefits, payable in one hundred twenty installments of $4,166.67 each, commencing on the first day of the calendar month following the calendar month within which Employee's employment with the Company ceases for any reason and continuing on the same day of each succeeding calendar month thereafter for the next one hundred nineteen (119) months or until all amounts due hereunder have been paid. The Company's payment of deferred compensation benefits hereunder shall be subject to all required withholding and other taxes.

       6. OTHER BENEFITS. During the initial term of this Agreement and any extension thereof, Employee shall also be entitled to participate in any and all benefits from time to time generally afforded senior executive employees of the Company in the sole discretion of the Board of Directors of the Company including, by way of example and not by way of limitation, health, accident, hospitalization, disability and life insurance programs, profit sharing and
other similar employee fringe benefit plans.   Upon the expiration or other
termination of Employee's employment hereunder for any reason other than the Company's termination of Employee for Cause, the Company agrees to continue to provide, at its expense, Employee and/or his spouse with such health, accident, hospitalization, disability and life insurance benefits afforded Employee and/or his spouse at the time Employee's employment is terminated for a period of eighteen (18) months after Employee's employment with the Company first ceases. Subject to the Company's rules, practices and procedures, Employee shall also be entitled to the use of an automobile owned or leased by the Company and reasonable related automobile gasoline and oil, maintenance and insurance expenses while employed by the Company pursuant to this Agreement.

       7. REIMBURSEMENT OF EXPENSES. During the initial term of this Agreement and any extension thereof, Employee shall be reimbursed by the Company for Employee's reasonable travel, entertainment and other incidental expenses incurred on business for the Company upon the submission by Employee of such vouchers


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or other proof and when approved in accordance with the practices now existing at the Company or in accordance with such practices as they may hereafter be changed.

       8. VACATIONS AND HOLIDAYS. During the initial term of this Agreement and any extension thereof, Employee shall be entitled to such vacation periods and holidays generally afforded senior executive employees of the Company in the sole discretion of the Company, during which such vacation periods and holidays the then annual base salary of Employee shall be paid in full.

       9.      CONFIDENTIALITY.

                       9.1 CONFIDENTIAL INFORMATION. For the purposes of this Agreement, "confidential information" means any information not generally known outside of the Company or information entrusted to the Company by third parties, and includes information known to Employee as confidential or secret or which Employee shall have reason to know or reasonably should know is confidential or secret. This information may relate, for example, to business or marketing plans, computer programming, research, development, purchasing, accounting, selling, marketing, costs, profits, sales, products, personnel, pricing policies and other business affairs and methods and other information not readily available to the public, and plans for future development. This information may be contained in material such as data reports, agreements, correspondence, customer lists, specifications or computer programs, or may be in the nature of, or consist of, unknown knowledge, techniques, processes, practices or know-how.

                       9.2 NONDISCLOSURE. Employee acknowledges that, during Employee's employment with the Company, Employee has been and will continue to be given access to or become acquainted with confidential information. Employee agrees that such confidential information is of great value to the Company and agrees not to use or disclose any confidential information in any manner during Employee's employment with the Company and for a period of one (1) year thereafter, other than as expressly required by the Company in Employee's work for the Company or as a Director thereof, as the case may be, without the Company's prior written consent. Employee agrees that all confidential information, documents or other materials relating to the Company's business, whether prepared or conceived by Employee during Employee's employment with the Company or otherwise, or which may be in Employee's


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possession or control, are the Company's sole and exclusive property, and may be removed from the Company's premises only if permitted by the Company in accordance with its then rules and regulations. Employee agrees to immediately return all confidential materials to the Company when no longer required in order for Employee to perform Employee's services for the Company, when Employee's employment is terminated for any reason, or whenever the Company may otherwise require.

                       9.3 NO COMPETITIVE EMPLOYMENT. Without the Company's express prior written approval, Employee shall not: (i) plan for, acquire any substantial financial interest in or perform any services for any other entity while employed by the Company; (ii) employ, attempt to employ or solicit for employment by others, any of the Company's employees while employed by the Company and for a period of one (1) year thereafter; (iii) solicit, or cause to be solicited, any of the Company's customers with respect to the sale of products or services which are competitive with those of the Company while employed by the Company and for a period of one (1) years thereafter; or (iv) solicit, cause to be solicited or accept the disclosure of any confidential information for any purpose whatsoever not expressly authorized by the Company.

                       9.4 INJUNCTIVE RELIEF. Employee acknowledges that a breach by Employee of any provision of this Section 11 will cause the Company great and irreparable harm and that the Company shall be entitled to injunctive and other equitable relief to prevent a breach or threatened breach of any provision hereof, in addition to any other remedies the Company may have, and that the provisions of this Section 11 shall be specifically enforceable against Employee in accordance with its terms. Nothing contained herein shall, however, prohibit Employee from becoming employed by a competitor of the Company subsequent to the termination of his employment by the Company so long as Employee has not violated the provisions of this Section 9.

       10.     GENERAL PROVISIONS.

                       10.1 NOTICES. All notices or other written communications required or permitted to be given by this Agreement shall be deemed given if personally delivered or three (3) days after it has been sent (the date of posting shall be considered as the first day and there shall be excluded any Sundays, legal


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holidays or other days upon which the United States mail generally is not delivered) by United States registered or certified mail, postage prepaid, properly addressed to the party to receive the notice at the following address or at any other address given to the other party in the manner provided by this
Section 11.1:

       If to the Company:      Tinsley Laboratories, Inc.
                                     3900 Lakeside Drive
                                     Richmond, CA  94806

       If to Employee:               Mr. Robert J. Aronno
                                     One Camelia Lane
                                     Lafayette, CA  94599

                       10.2 SEVERABILITY. If any provision or any part of any provision of this Agreement is determined to be invalid or unenforceable, such provision or part shall be deemed to be severable from the remainder of this Agreement, and shall not cause the invalidity or unenforceability of the remainder of this Agreement, and the remainder of the Agreement shall be interpreted as if such provision or part were so excluded and shall be enforceable in accordance with its terms.

                       10.3 ASSIGNMENT. The parties acknowledge that this Agreement constitutes a personal contract with Employee. Except as expressly provided for herein, Employee may not transfer, assign or delegate any of his rights, duties or obligations hereunder without the prior written consent of the Company. Subject to the foregoing, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective heirs, personal representatives, successors and assigns.

                       10.4 NO IMPLIED WAIVERS. The failure of either party at any time to require performance by the other party of any provision hereof shall not affect in any way the right to require such performance at any later time nor shall the waiver by either party of a breach of any provision hereof be taken or held to be a waiver of such provision.

                       10.5 GOVERNING LAW. This Agreement has been entered into in the State of California and all questions with respect to the construction of this Agreement and the rights and liabilities of the parties shall be governed by and construed and


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interpreted in accordance with the laws of the State of California.

                       10.6 COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

                       10.7 CAPTIONS. The captions of the sections and subsections of this Agreement are included for reference purposes only and are not intended to be a part of the Agreement or in any way to define, limit or describe the scope or intent of the particular provision to which they refer.

                       10.8 ENTIRE AGREEMENT; AMENDMENT. This Agreement contains the entire understanding between the parties hereto with respect to the subject matter hereof and supersedes any and all prior and contemporaneous written or oral negotiations and agreements between them regarding the subject matter hereof. This Agreement may be amended only in a writing signed by both of the parties.

                       10.9 ATTORNEYS' FEES AND LITIGATION COSTS. If any legal action or arbitration is brought for the enforcement of this Agreement, or because of an alleged dispute, breach, default or misrepresentation in connection with any of the provisions of this Agreement, the successful or prevailing party shall be entitled to recover his or its reasonable attorneys' fees and other costs incurred in such legal action, in addition to any other relief to which he or it may be entitled.

                       10.10 ARBITRATION. Except as provided in Section 9.4 hereof, any controversy or claim arising out of or relating to this Agreement shall be settled by arbitration in Contra Costa County, California, in accordance with the then rules of the Judicial Arbitration & Mediation Services, Inc., and judgment upon an award rendered in such arbitration may be entered in any court having jurisdiction thereof.

                       10.11 DESIGNATED BENEFICIARY OR BENEFICIARIES. For purposes of this Agreement, Employee's designated beneficiary or beneficiaries shall mean the person or persons designated by Employee herein or in a writing hereafter delivered to the Company to receive payments otherwise due Employee under this Agreement in


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the event of Employee's death before all payments otherwise due Employee under this Agreement shall have been paid. Employee's designated beneficiary as of the date hereof is his spouse, Sarah T. Aronno. If Employee's spouse predeceases Employee, Employee's designated beneficiary shall be his son, John F. Aronno. Employee shall be entitled to change his designated beneficiary or beneficiaries from time to time from the persons set forth herein or from the persons set forth in any subsequent writing delivered by Employee to the Company hereunder; provided, however, that any such change shall not become effective until actually received by the Company in writing from Employee.

       IN WITNESS WHEREOF, the parties hereto have executed this Agreement, effective as of the date first above mentioned.

       "Company"                               "Employee"

TINSLEY LABORATORIES, INC.


By:
   ---------------------------         ------------------------------
   Its:                                         Robert J. Aronno
       -----------------------

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